Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-206559 and 333-208139) and Form S-8 (Nos. 333-136728 and 333-218853)  of IsoRay, Inc. and Subsidiaries of our report dated September 28, 2017, relating to the consolidated financial statements which appears in this Form 10-K.

/s/ DeCoria, Maichel & Teague, P.S.

Spokane, Washington
September 28, 2017